Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-261706) and related prospectus and on Form S-8 (Registration No. 333-249888) of HighPeak Energy, Inc., of our report dated June 7, 2022, relating to the audited historical statement of revenues and direct operating expenses of the Assets for the years ended December 31, 2021 and 2020, which appears in this Current Report on Form 8-K of HighPeak Energy, Inc.

/s/ WHITLEY PENN, LLP

Odessa, Texas
June 30, 2022